Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: December 2008

1) Beginning of the Month Principal Receivables:	$46,844,690,398.72
2) Beginning of the Month Finance Charge Receivables:	$981,696,141.44
3) Beginning of the Month AMF Receivables:	$59,133,190.09
4) Beginning of the Month Discounted Receivables:	$0.00
5) Beginning of the Month Total Receivables:	$47,885,519,730.25

6) Removed Principal Receivables:	$0.00
7) Removed Finance Charge Receivables:	$0.00
8) Removed AMF Receivables	$0.00
9) Removed Total Receivables:	$0.00

10) Additional Principal Receivables:	$0.00
11) Additional Finance Charge Receivables:	$0.00
12) Additional AMF Receivables	$0.00
13) Additional Total Receivables:	$0.00

14) Discounted Receivables Generated this Period:	$0.00

15) End of the Month Principal Receivables:	$47,731,648,331.48
16) End of the Month Finance Charge Receivables:	$972,554,931.29
17) End of the Month AMF Receivables	$62,402,775.09
18) End of the Month Discounted Receivables:	$0.00
19) End of the Month Total Receivables:	$48,766,606,037.86

20) Excess Funding Account Balance	$0.00
21) Adjusted Invested Amount of all Master Trust Series	$37,461,746,405.54

22) End of the Month Seller Percentage	21.52%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: December 2008

	ACCOUNTS	RECEIVABLES
1) End of the Month Delinquencies:
2) 30 - 59 days delinquent	318,988	$691,683,955.21
3) 60 - 89 days delinquent	227,384	$540,154,974.48
4) 90+ days delinquent	520,495	$1,299,055,226.80

5) Total 30+ days delinquent	1,066,867	$2,530,894,156.49

6) Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		5.19%

7) Defaulted Accounts during the Month	166,346	$333,069,264.37

8) Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		8.53%

*	For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: December 2008

	COLLECTIONS	PERCENTAGES
1) Total Collections and Gross Payment Rate**	$8,203,910,186.64	17.13%

2) Collections of Principal Receivables and Principal Payment Rate	$7,364,924,876.66	15.72%

3) Prior Month Billed Finance Charges and Fees	$597,995,819.33
4) Amortized AMF Income	$25,507,540.24
5) Interchange Collected	$151,077,324.00
6) Recoveries of Charged Off Accounts	$64,432,146.38
7) Collections of Discounted Receivables	$0.00

8) Collections of Finance Charge Receivables and Annualized Yield	$839,012,829.95	21.49%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: December 2008

1) Beginning Unamortized AMF Balance		$134,770,829.61
2) + AMF Slug	$0.00
3) + AMF Collections	$25,480,020.27
4) - Amortized AMF Income	$25,507,540.24
5) Ending Unamortized AMF Balance		$134,743,309.64

**	Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables